Exhibit 99.1

Solid Power, Inc.

Third Quarter 2023 Earnings Conference Call

November 7, 2023 – 2:30pm MT

Corporate Participants

Jennifer Almquist, Investor Relations for Solid Power Inc.

John Van Scoter, President and Chief Executive Officer

Kevin Paprzycki, Chief Financial Officer and Treasurer

Conference Call Participants

Brian Dobson, Chardan Capital Markets

Jeffrey Campbell, Seaport Research Partners

Michael Shlisky, D.A. Davidson

Vincent Anderson, Stifel Nicolaus & Company

Operator

Greetings. Welcome to the Solid Power, Inc. Third Quarter 2023 Financial Results and Business Update Call. Please note that this event is being recorded. I will now turn the conference over to your host Jennifer Almquist, Investor Relations for Solid Power, Inc. Thank you. You may begin.

Jennifer Almquist

Thank you, Operator, and thank you, everyone, for joining us today. I’m joined on the call today by Solid Power’s President and Chief Executive Officer, John Van Scoter and Chief Financial Officer, Kevin Paprzycki.

A copy of today’s earnings release is available on the Investor Relations section of Solid Power’s website at ir.solidpowerbattery.com.

I’d like to remind you that parts of our discussion today will include forward-looking statements as defined by US securities laws. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Solid Power disclaims any duty to update any forward-looking statements to reflect future events or circumstances. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those expressed in today’s forward-looking statements, please see Solid Power’s most recent filings with the Securities and Exchange Commission, which can be found on the company’s website at ir.solidpowerbattery.com.

Solid Power, Inc.
November 7, 2023, 2:30pm MT

With that, let me turn it over to John Van Scoter.

John Van Scoter, President and Chief Executive Officer, Solid Power, Inc.

Thank you, Jen, and good afternoon, everyone. Thank you for joining the call today.

I’ll begin today with an important milestone - our A-Sample EV Cell shipments and entrance into automotive qualification. I’ll then provide an update on our solid overall progress and give early thoughts on 2024 priorities and goals. After that, I’ll hand the call off to Kevin for the financial review and we’ll open up Q&A.

Over the last week or so, we shipped more than 80 of our EV cells to BMW to officially begin the automotive qualification process.

This is no small achievement. A year ago, we were struggling with yield issues on our 20 Ah cells as we initially scaled up our roll-to-roll line production. Since then, the team has overcome those obstacles and more, including a few significant supply chain and vendor quality issues on both the cell and powder production sides. We’ve done this while completing SP2 construction, initiating powder production, and incorporating our new SP2 powder into cells. I want to extend my gratitude to the team, and reiterate my appreciation for the strong team I’ve inherited.

Looking more closely at the EV cells we just shipped. These EV cells meet BMW’s initial performance expectations, and represent our first, or A-1 cells for the automotive qualification process. These A-1 cells are 60 Ah, have 40 layers, and are about 10 by 30 centimeters in size. Importantly, they were also produced on our EV cell line using electrolyte from SP2.

We expect the A-1 cells are to be followed by A-2 and A-3 cells, each with increased performance targets that we will collaborate with BMW to meet their expectations. We still have a way to go to hit the increased performance targets for A-2 and A-3, but this is a great start. And we are now on a path to work with our partners to hit those targets. We can’t provide details at this point, but if we continue to improve towards those A-2 and A-3 targets, we believe we will drive greater range, battery life and safety for the consumer, while driving down cost for the OEMs.

These cells are not only a key step towards the commercialization of Solid Power’s technology, they are a key step for BMW’s demo car program as well. The cells are slated for module and pack builds this year, and together we are targeting them to power a full-sized BMW EV in 2024.

Our ability to enter A Sample was bolstered by the investments we’ve made in quality assurance equipment and processes. This includes the X-ray and CT Scan equipment that we acquired and fully implemented into our processes earlier this year. It also includes some new, innovative screening techniques that the team developed, which enabled us to identify and address problems more efficiently. Collectively, these processes helped us get into automotive qualification and also give us confidence that the cells we have delivered will meet the targets laid out for us uniformly across all shipments, which is critical for overall EV pack performance.

Solid Power, Inc.
November 7, 2023, 2:30pm MT

It’s also worth mentioning that these cells came off our EV line at SP1, with Solid Power and BMW employees working side-by-side on their development. BMW’s efforts to accelerate the development of our solid-state technology was a huge driver and we are grateful for their collaboration.

Now that we are successfully producing A-1 cells, we have also separated our two lines with each running concurrently. Our EV Cell line is focused 100% on our A-sample cell production for our partners, and our pilot, or development, line now fully dedicated to advancing our cell performance, including R&D on our next gen cells.

During my travels this quarter, I got to visit BMW’s battery development facility in Parsdorf, Germany. The facility is impressive, and the facilities and infrastructure are progressing with their line to be built over the coming year. A substantial square footage will be dedicated to continued development of Solid Power’s technologies, and staffed by BMW’s experienced battery engineers. Once complete, this line will expand development activities of our solid-state technologies in 2 regions of the world.

In addition, we continue to progress with Ford and SK On cell requirements, which in some respects are different than BMW’s.

On the electrolyte side, since we began production of our electrolyte powder at SP2 in April, we have been diligently working to increase production volumes and efficiencies. The team has done a great job. We have the final configuration of our production line in place and are now producing powder at sufficient volumes and quality to use SP2 powder in the manufacture of our EV cells. Importantly, we’ve stopped producing powder at SP1 and begun to redeploy our SP1 team and resources towards development of our next gen powders. We feel good about our capability to produce 1.25 metric tonnes per month at SP2 by the end of this year.

As we’ve said previously, demonstrating production at this scale is important as potential customers prefer to take product from large production runs. So far this year, we have provided SP2 electrolyte samples to two potential customers, and are working towards providing samples to 4 more in the near future. We believe many EV OEMs and Tier 1 battery producers have a sulfide-based, solid-state product in their future roadmap. The scale and high quality of the powder we are now putting out puts us in an incredible position to be the leader in supplying them the electrolyte they will need.

Lastly, I want to take a moment to briefly update you on the strategic priorities I outlined last quarter, as well as a couple more we’ve added to our list. We are still refining our 2024 goals, but I feel these priorities will likely form the basis for what we want to achieve next year.

On last quarter’s earnings call, I outlined three initiatives that I saw as immediate strategic priorities. Specifically: establishing a presence in Korea, increasing our strategic supply chain capabilities, and elevating our external and investor communications.

First, establishing a presence in Korea. During the quarter, we established a new legal subsidiary to do business there, secured and opened office space in Korea, and laid the groundwork for collaboration with Korean National Labs and Universities.

Solid Power, Inc.
November 7, 2023, 2:30pm MT

Most importantly, we visited the peninsula over an approximately 10-day period with some of my senior team. During this trip, we vetted options with our partners, suppliers and potential customers and got very positive feedback on our plans. We evaluated our options and narrowed down to a few potential paths to further expand our Korean presence. We feel good about our plan, and our ability to make progress over the next few months. Our plan should allow us to accelerate building our team in Korea, and tapping into the world class battery talent pool that exists there. We look forward to sharing more when we can.

Second, elevating our strategic supply chain activity. During the quarter, we battled through the similar-grade material issues we have been facing. I think the team did a fantastic job ensuring we kept development and production moving forward while working with our suppliers to address root causes. We also began the recruiting process for the key supply chain leadership we need, and met with potential new suppliers in Korea for critical materials.

Lastly on supply chain, we successfully implemented SAP on October 1st, going live with supply chain and accounting functions. We are excited about the tools this will provide. Our team did a great job here keeping this project on time & under budget and I’d like to thank the many involved for the tireless & successful efforts.

Third, elevating our external and investor communications efforts. During Q3, we continued to meet with shareholders, but increased the amount of interactions significantly. We completed a positive series of meetings in a non-deal roadshow, and are planning another in Q4. A few weeks ago, we posted a new investor deck which does a good job summarizing Solid Power’s investment thesis. Also from a media perspective, we increased our PR efforts with social and print media. We’ve done 3-4 interviews, with a great Denver Post article published and the rest on the way.

IR planning is well underway for 2024, with a focus on increasing higher quality interactions and greater visibility. We are planning an investor/analyst event sometime in 2024 where we expect to provide a comprehensive technical update on our cell and electrolyte progress, provide insight into our commercialization timeline, and update our high-level financial projections.

Lastly on IR, one of the things we hear consistently from investors is that they’d like to have more frequent updates. To be clear, we will only release news when we have meaningful news to share. While our progress has been strong, we will not always have major news to share on a frequent or consistent schedule. When we hit significant milestones or accomplish one of our goals, we will proudly release it. But world-changing development progress isn’t always linear.

Shifting gears toward new priorities. In October, the senior team at Solid Power spent a couple highly productive days working offsite on longer-term strategic plans and initiatives. Following those meetings, we’ve added 2 additional priorities, which we’ll focus on in 2024.

The first is seeking at least one additional OEM partner. A new OEM partner must be additive in terms of collaborative expertise and also fully aligned with our current partners’ objectives.

Solid Power, Inc.
November 7, 2023, 2:30pm MT

The second is accelerating our revenue timeline to drive cash-generation opportunities. We expect any new revenues to be driven by electrolyte sales. Feedback from our current sampling process continues to be positive.

Each of these new objectives demonstrates our competitive urgency and a shift towards growth and technology commercialization.

Collectively all five of these priorities will likely form our goals for the year. As we fully plan out these new priorities and set our goals and guidance for 2024, we’ll go into them in more detail.

With that, I’ll hand it over to Kevin to take you through our financial results. Kevin?

Kevin Paprzycki, CFO Solid Power Inc.

Thanks John.  Good afternoon, everyone. I’ll start off with an overview of our financial results, and then update our ‘23 outlook.

Overall, solid operational performance has us tracking favorable to our ops and capex targets for the year, strengthening our solid liquidity position.

Our third quarter ‘23 revenue of $6.4 million was in line with our expectations, and again driven by strong execution on our development and government contracts.

Third quarter ‘23 operating expenses were $27.9 million, up $9 ½ million from last year. This increase represents expanded efforts to build our EV cells, and increase our electrolyte production. We expect these development-related investments to be slightly higher in the fourth quarter than they were in the first three quarters of ’23.

Our third quarter ‘23 operating loss was $21.5 million, and net loss was $15.1 million.

Touching on our balance sheet and liquidity. During the third quarter, we invested $15.3 million in operations and $8.3 million in capex.  We ended the quarter with total liquidity of $422.3 million, consisting of cash, marketable securities, and long-term investments.

Looking ahead to the rest of ‘23. Right now, we believe both our operational and capital spend will be slightly favorable to the low end of our guidance range for the year. We continue to expect revenue in the range of $15 to $20 million, but we believe our ‘23 cash investments will come in slightly below the $70 million low end for operating, and the $50 million low end for capex.

I want to praise the ops teams here, as these favorable reductions are driven by positive factors. On the operating side, our EV cell development and yields have been solid, meaning we have needed to build fewer cells.  This translates into less material and labor spend. On the capex side, the team has done a great job optimizing processes and finding more cost-effective ways to structure our SP2 powder line. As a result, we have been able to eliminate some of our planned equipment. There are also some investments where we can prudently wait to until ‘24 to make. Those will get picked up when we give guidance for next year.

Solid Power, Inc.
November 7, 2023, 2:30pm MT

So, taking into account those favorable investment spends, we now expect ending liquidity for ‘23 slightly above the high end of our guidance range which was $375 million.

Finishing up, at this point we have no real change or update to our longer-term projections, although this great spend performance by our ops team helps strengthen our overall liquidity. With our capital light business model, we are still sitting in a very solid position for the long term with the ability to run all the way to the late 20’s with our current cash, and longer as we secure the financing or grant funding that we’re pursuing.

We plan to give financial guidance for ‘24 at year-end, with longer-term high-level projections provided during our planned ‘24 IR event.  With that, I’ll now turn the call back to John.

John Van Scoter, President and Chief Executive Officer, Solid Power, Inc.

Thanks, Kevin. Before we head to Q&A, I’d like to reiterate that since I stepped into this role almost five months ago, I’ve been incredibly pleased with the Solid Power team I’ve inherited.

One of Solid Power’s core values is to earn credibility through execution. I believe the team here does that on a daily basis at all levels. In just a few months, I’ve seen excellent execution in driving A-Sample cell deliveries and ramping high quality SP2 electrolyte production, despite battling through technical and supply chain challenges.

Solid Power continues to execute on its technical, customer, and financial targets. We are confident continuing to execute this way will drive long term shareholder value.

With that I will hand it over for Q&A.

Operator

Yes, thank you. We will now begin the Q&A session. To ask a question, you may press star then 1 on your touch tone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star then 2. At this time, we will pause momentarily to assemble the roster.

And the first question comes from Mike Shlisky from D.A. Davidson.

Solid Power, Inc.
November 7, 2023, 2:30pm MT

Michael Shlisky

Good afternoon and thanks for taking my questions. So John, I think being in Korea sounds great. Glad you are making some headway there. Opening an office and getting things started. And you already do have a presence kind of in Europe given where you're working with BMW. I was wondering if, or kind of, why don't you have other plans for perhaps Japan or China or elsewhere for additional opportunities? Or is it going to be kind of one step at a time here?

John Van Scoter

Yes. I think it is one step at a time. But my vision for the Korean office is actually to operate throughout Asia. That's one of the beauties of planting the flag there initially. I think we can do work in Japan and the rest of Asia from that location. But yes, I do think we're going to stepwise and just be mindful of the costs associated with creating satellite offices, but balance that against the opportunity to support our partners and develop supply chain relationships and procure world-class talent.

Michael Shlisky

Great thanks for that color. I wanted to turn to the strike that's underway or just wrapping up here in the U.S. at the Big 3 automakers. There's some headlines to what's in the new contracts that come out. We don't have to name any individual company, they all kind of seem somewhat similar. I guess if you -- are you --have you gotten any feedback from any of your partners that there will be changes to the timeline or amount of investments in the EV vehicles or in the battery facilities at this point?

John Van Scoter

Yes. We've been monitoring this very regularly since all the headlines have come out from the various strikes and so forth. And plant pausing and the like. But honestly, we have not seen any change in terms of the pull from our partners from around the globe. All of the push that they've had for specific timelines and requests really haven't changed. So we're very pleased with that. It may just be the time horizon that they're looking at for the commercialization that's driving that. But we're still under a lot of pressure to perform, to be in a position to have commercialized technology by 2028.

Michael Shlisky

Great. I appreciate those comments. I’ll pass it along. Thank you.

Operator

Thank you. And the next question comes from Vincent Anderson with Stifel.

Vincent Anderson

Yes, thanks. So Toyota hasn't necessarily been quiet about its sulfide technology, but I am curious if you noticed any shift recently in the conversations throughout the industry after their announcement of working on raw material integration with Idemitsu. I would imagine it's a net positive to have the chemistry further validated by these big market participants. But I'm wondering if it's translated yet into an uptick in interest or urgency from any of your potential electrolyte customers that see that as a competitor?

Solid Power, Inc.
November 7, 2023, 2:30pm MT

John Van Scoter

Yes. We do see it as a net positive with major players now backing sulfide-based all-solid-state batteries in their road map. We think that there's room for multiple winners. And we think that given our position from ability to produce volume electrolyte now and our plans to grow that in the future that we're very well positioned to participate with the players that are intending to be there with sulfide-based ASSBs.

Vincent Anderson

Perfect. Thanks. And then could you just refresh my memory on if there's any tie between SP1 and SP2, with regard to some of the optimization you're doing around your electrolyte chemistry -- in so far does SP2 accelerates that or optimizing the chemistry further was part of the step of moving to SP 2 at scale or are those completely independent?

John Van Scoter

No, they are interrelated. As we've shifted all of the electrolyte production to SP2 and shut down the SP1 production, it's allowed us to reconfigure the physical area in SP1 and also have resources move around to support our next generation of powders there in SP1. And then we also are underway in construction for the next-generation powder laboratory here at SP2. That is scheduled to be completed next summer. And so we'll go through another redistribution of square footage lab capability and personnel when that facility is available in SP2, again, to focus on the next-generation electrolytes.

Vincent Anderson

Great. And then last one, specifically for you, John, you've had a few months at Solid Power now. I'm just wondering what impression a fresh pair of eyes has found with regard to how you see the balance of, call it, risk reward mainly on capital requirements of driving development and adoption of solid-state cells all the way down to the OEM level versus maybe focusing on optimizing your chemistry, further broadening the commercial opportunities of the electrolyte on more OEM agnostic basis and letting the market come to you and tell you exactly when and where to commit more capital.

John Van Scoter

So we're very customer-driven that we're finding that our partners that we have right now are having different requirements and different approaches to ASSB development. And we're really following our partners' requirements and collaborating with them to meet those requirements. That is kind of the landscape that we see right now. I think it's appropriate given the nascent nature of the market based on my experience with early-stage technologies. And as it matures, I think there's an opportunity to do more, call it, independent and more reusable development across multiple customers. But right now, given a lot still has to be sorted in terms of performance, that is the nature that we're following right now with each OEM.

Solid Power, Inc.
November 7, 2023, 2:30pm MT

Vincent Anderson

OK. That’s very helpful, I appreciate it.

Operator

Thank you. And the next question comes from Jeffrey Campbell with Seaport Research Partners.

Jeffrey Campbell

Hi. Good afternoon. A Sample cells typically are tested for cell performance and cycle life and allow a manufacturer to make design and production decisions. Since yourselves already meet BMW's initial performance expectations, what are the primary endpoints that the A-1 cells will be tested for?

John Van Scoter

Yes, we just shipped the cells. We, of course, have characterization data on them going out, but we need a confirmation of BMW's testing. We need them to be integrated into packs or into modules and then into packs. And so we're still a ways away from being able to comment really further on the performance. And I would emphasize, yes, that we've met BMW's requirements for A-1, but those are primarily driven by the demo car. So there will be A-2 and A-3, we expect that we will be working with BMW on for subsequent improvements as we go through the entire A Sample part of the process or for A Sample qualification.

Jeffrey Campbell

Ok. Thank you. You mentioned in your prepared remarks that another OEM relationship is a 2024 goal. Is it possible that, that partner might not be one of your current JV relationships?

John Van Scoter

Yes.

Jeffrey Campbell

Ok. Great. Thank you. Appreciate it.

Solid Power, Inc.
November 7, 2023, 2:30pm MT

Operator

Thank you. And once again, please press star then 1 if you would like to ask a question. And the next question comes from Brian Dobson with Chardan Capital.

Brian Dobson

Hi. Thanks very much for taking my question. So wholesaling the electrolyte is likely a key area of opportunity. Would you speak to the competitive landscape in that segment? And also what you see as your advantages moving forward?

John Van Scoter

I'm sorry, could you repeat the question, you broke up. I didn't get the first part of it.

Brian Dobson

Yes. Sorry about that. So wholesaling the electrolyte is a key area of potential opportunity in the future. Could you speak a little bit to the competitive landscape that you're seeing in that segment and what your advantages might be?

John Van Scoter

Sure. Good question. We have taken an approach to invest ahead of the aggregate demand that's in the marketplace. And I believe it's been a key part of the uptake that we have from not only our current partners, but our potential future partners in that these are all very high-volume minded companies in very high-volume spaces. And I think that really differentiates us from the other current providers that are providing electrolyte into the market.

Obviously, market windows close and we need to continue to make investments to stay ahead of the demand. Right now, I think we look forward into 2024, we have a good balance to what we see demand wise and what we can produce here at SP2. But we're constantly looking at that and actually have on the drawing board SP3 plans right now underway to, again, stay ahead of that. In terms of competitors, I think that we're near the front of the pack with regard to ability to produce high-quality, consistent production to the level that is required by the marketplace. There may be one or two others that could do that today, but we're in a small set, I believe, relative to wholesaling electrolyte.

Brian Dobson

Yes. Very good. And then just turning to BMW, if I could ask a follow-up question on that side. You mentioned that you've met the initial requirements and that you're currently making adjustments for BMW's A-2 requirements. How long do you have to do that? And how far along are you in making those adjustments?

Solid Power, Inc.
November 7, 2023, 2:30pm MT

John Van Scoter

Yes. For clarification, A-2 is going to be a new cell design. So it's more than just an adjustment and it could require some other chemistries all the way back to the electrolyte depending on where we land. We literally are in the collaboration phase with them to define specifically what those requirements are going to be. And based on those requirements, it will drive an overall time line. As we commented earlier in our remarks, we do plan to do an investor event in 2024 and one of the things that we'll cover in that we expect will be more details around our A-2 timing and specifications.

Really not in a position to comment any further on that right now. But it is underway. It's a cell design as well as potentially back into electrolyte chemistries.

Brian Dobson

Yes. Very good. Thanks very much.

Operator

Thank you. And again as a reminder please press star then 1 if you would like to ask a question. All right. That does conclude the question-and-answer session as well as the call itself. Thank you so much for attending today's presentation. You may now disconnect your lines.

Solid Power, Inc.
November 7, 2023, 2:30pm MT